BeiGene Announces Closing of Amgen Global Strategic Oncology Collaboration and Equity Investment

•	Amgen Completes Purchase of Approximately $2.8 Billion of BeiGene Shares

•	Anthony C. Hooper, Former Executive Vice President of Global Commercial Operations at Amgen, Joins BeiGene Board of Directors
CAMBRIDGE, Mass. and BEIJING, China, Jan. 2, 2020 (GLOBE NEWSWIRE) --BeiGene, Ltd. (NASDAQ: BGNE; HKEX: 06160), a commercial-stage biopharmaceutical company focused on developing and commercializing innovative molecularly-targeted and immuno-oncology drugs for the treatment of cancer, today announced that, following approval by its shareholders and satisfaction of other closing conditions, the global strategic oncology collaboration with Amgen (NASDAQ: AMGN), previously announced on October 31, 2019, has become effective and Amgen has completed its purchase of an approximately 20.5% equity stake in BeiGene.
Under the terms of the collaboration, BeiGene will assume responsibility for the commercialization and development in China of Amgen’s three oncology medicines, XGEVA® (denosumab), KYPROLIS® (carfilzomib), and BLINCYTO® (blinatumomab) that have been approved or filed in China. BeiGene and Amgen will collaborate to advance 20 investigational oncology assets in Amgen’s pipeline, with BeiGene leading development and commercialization in China. Amgen purchased 15,895,001 of BeiGene’s American Depositary Shares (representing 206,635,013 ordinary shares) for approximately $2.8 billion in cash.
In addition, BeiGene today announced the election of Anthony C. Hooper, former Executive Vice President of Global Commercial Operations at Amgen, to its board of directors, effective today, pursuant to the terms of the share purchase agreement. Mr. Hooper joined Amgen in October 2011 as Executive Vice President of Global Commercial Operations, a role he held until August 2018, before his recent retirement. Prior to joining Amgen, Mr. Hooper spent more than 15 years at Bristol-Myers Squibb. His last role there was Senior Vice President, Global Commercial Operations and President of the company’s pharmaceutical business in the Americas, Japan and

Intercontinental regions. Previously, Mr. Hooper was assistant vice president of Global Marketing for Wyeth Laboratories and led the international marketing group for Lederle International.
“We are excited to begin delivering on this opportunity to help advance Amgen’s important oncology pipeline and portfolio for patients who may benefit around the world. Through this strategic collaboration with Amgen, we are also pleased to welcome Tony Hooper to our board of directors. Tony’s commitment to patients and his commercial experience with larger organizations will serve us well as BeiGene continues to grow and expand our commercial operations,” said John V. Oyler, Chairman, Co-Founder and CEO of BeiGene.
“BeiGene is uniquely positioned to make a positive impact on both our industry and patients by developing new cancer medicines using a new global model enabled by the recent regulatory reforms in China. Having spent time with the BeiGene team, I’m impressed by their insights, ingenuity and commitment to delivering quality treatments to more people in need,” said Mr. Hooper.
About BeiGene
BeiGene is a global, commercial-stage, research-based biotechnology company focused on molecularly-targeted and immuno-oncology cancer therapeutics. With a team of over 3,300 employees in China, the United States, Australia and Europe, BeiGene is advancing a pipeline consisting of novel oral small molecules and monoclonal antibodies for cancer. BeiGene is also working to create combination solutions aimed to have both a meaningful and lasting impact on cancer patients. In the United States, BeiGene markets BRUKINSA™ (zanubrutinib) and in China, the Company has received approval to market its anti-PD-1 antibody tislelizumab and markets ABRAXANE® (paclitaxel for injection [albumin bound]), REVLIMID® (lenalidomide), and VIDAZA® (azacitidine) under a license from Celgene Logistics Sarl, a Bristol-Myers Squibb company, and plans to market XGEVA® (denosumab) under a license from Amgen.1 2

BeiGene Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws, including statements regarding BeiGene’s plans and expectations for the further development and potential commercialization of XGEVA, KYPROLIS, BLINCYTO and Amgen’s oncology pipeline assets and the parties’ commitments and the potential benefits of the collaboration. Actual results may differ materially from those indicated in the forward-looking statements as a result of various important factors, including BeiGene's ability to demonstrate the efficacy and safety of its drug candidates; the clinical results for its drug candidates, which may not support further development or marketing approval; actions of regulatory agencies, which may affect the initiation, timing and progress of clinical trials and marketing approval; BeiGene's ability to achieve commercial success for its marketed products and drug candidates, if approved; BeiGene's ability to obtain and maintain protection of intellectual property for its technology and drugs; BeiGene's reliance on third parties to conduct drug development, manufacturing and other services; BeiGene’s limited operating history and BeiGene's ability to obtain additional funding for operations and to complete the development and commercialization of its drug candidates, as well as those risks more fully discussed in the section entitled “Risk Factors” in BeiGene’s most recent quarterly report on Form 10-Q, as well as discussions of potential risks, uncertainties, and other important factors in BeiGene's subsequent filings with the U.S. Securities and Exchange Commission. All information in this press release is as of the date of this press release, and BeiGene undertakes no duty to update such information unless required by law.
1 ABRAXANE® is registered trademark of Abraxis Bioscience LLC, a Bristol-Myers Squibb company; REVLIMID® and VIDAZA® are registered trademarks of Celgene Corporation, a Bristol-Myers Squibb company.
2 XGEVA® is a registered trademark of Amgen.

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